Exhibit 99.1

Investor Contact: Allison Good
The Smith & Wollensky Restaurant Group
Phone: 212-838-2061
Email: agood@swrg.com

The Smith & Wollensky Restaurant Group, Inc. and Patina Restaurant Group, LLC

Agree to Merge

Smith & Wollensky Stockholders to Receive $9.25 Per Share in Cash

New York, NY, February 26, 2007 -- The Smith & Wollensky Restaurant Group, Inc. (NASDAQ: SWRG) announced today that it has entered into a definitive merger agreement with Patina Restaurant Group, LLC pursuant to which Patina will acquire Smith & Wollensky in an all-cash merger at a price of $9.25 per share. As part of the transaction, Mr. Alan N. Stillman, Chief Executive Officer of Smith & Wollensky, will acquire from Patina the restaurants currently operated in New York and certain other assets and will assume certain specified liabilities.

The Special Committee of Smith & Wollensky’s Board of Directors and the Board of Directors have each approved the merger agreement and are each recommending that Smith & Wollensky’s stockholders approve the transaction.

Alan N. Stillman, Chief Executive Officer of Smith & Wollensky, said “We believe this transaction is in the best interests of our stockholders. The $9.25 price represents a premium of approximately 84% from the price of our stock in early January, and is significantly higher than the trading price for our common stock for the last several years.

Fortunato N. Valenti, Chief Executive Officer and Joachim Splichal, chef and founder of Patina Restaurant Group, stated: We are excited about the proposed acquisition and look forward to integrating and expanding the Smith & Wollensky restaurants as part of our organization.

In connection with the merger, Alan Stillman has entered into a voting agreement with Patina pursuant to which he has agreed to vote his shares of Smith & Wollensky in favor of the merger. The transaction, which is expected to close during the second calendar quarter of 2007, requires the approval of Smith & Wollensky’s stockholders and certain regulatory approvals and is subject to certain other customary closing conditions.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. Since its inception, the company has grown to include 13 restaurants, including Smith & Wollensky in Miami Beach, Chicago, Las Vegas, Washington, D.C., Philadelphia, Columbus, Houston, and Boston. SWRG also operates several other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Cafe, Quality Meats, and The Post House.

About Patina Restaurant Group

The Patina Restaurant Group is a multi-concept restaurant and food service operator in the premium segment. In New York City its portfolio includes the Ice Rink and The Sea Grill in Rockefeller Center; the Brasserie; Nick & Stef’s Steakhouse at Madison Square Garden and the Grand Tier at the Metropolitan Opera House. On the West Coast, the portfolio includes the Patina Restaurant in Walt Disney Concert Hall; Pinot Provence; Catal and three other restaurants in Downtown Disney; Julia’s Kitchen at COPIA in NAPA; Pinot Brasserie in Las Vegas; and catering and food service in museums and cultural centers throughout Southern California.

TM Capital Corp., which rendered a fairness opinion to the special committee of the board of directors of Smith & Wollensky, served as the financial advisor to the Special Committee. Willkie Farr & Gallagher LLP served as legal advisor to the Special Committee on the transaction. Paul, Hastings, Janofsky & Walker LLP served as legal advisor to Smith & Wollensky on the transaction.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Smith & Wollensky will file a proxy statement and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SMITH & WOLLENSKY AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Smith & Wollensky at http://www.sec.gov, the SEC’s Web site. Free copies of Smith & Wollensky’s SEC filings are also available on Smith & Wollensky’s Web site at www.smithandwollensky.com.

Participants in the Solicitation

Smith & Wollensky and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Smith & Wollensky’s stockholders with respect to the proposed merger. Information regarding the officers and directors of Smith & Wollensky is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 8, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

Except for historical information contained herein, the statements made in this press release regarding Smith & Wollensky’s business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which Smith & Wollensky is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of Smith & Wollensky’s growth strategy. For a more detailed description of such factors, please see Smith & Wollensky’s filings with the Securities and Exchange Commission. Smith & Wollensky disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.